FIRST TEAM SPORTS
                        FISCAL 2001 EXECUTIVE BONUS PLAN

PLAN

o  Company bonus plan is based on earnings before tax

o  Bonus plan consists of the following levels:

                                      Earnings Before Tax
       Lower Level                       $  350,000
       Middle Level                      $  850,000
       Higher Level                      $1,390,000

ELIGIBILITY
                                                                         % of
                          Lower           Middle            Higher       Total

John Egart                $ 60,000        $150,000          $240,000     40.0%
Kent Brunner              $ 41,250        $103,125          $165,000     27.5%
Sonny Vinson              $ 41,250        $103,125          $165,000     27.5%
Dave Soderquist           $  7,500        $ 18,750          $ 30,000      5.0%
                          --------        --------          --------    -----
      TOTAL               $150,000        $375,000          $600,000    100.0%

BONUS CALCULATIONS

o  If earnings before tax goals are met, appropriate bonus dollars will be paid

o If earnings before tax fall between levels, bonus dollars will be pro-rated accordingly


CRITERIA

o  All participants will have objectives established for them to achieve

o Individual achievement of objectives, as judged by the Compensation Committee, will determine bonus payments